OPERATING AGREEMENT

OF

Beard Pinnacle, LLC

(An Oklahoma Limited Liability Company)

June 10, 2004

TABLE OF CONTENTS
Page

ARTICLE I. DEFINITIONS	1
1.1	Definitions	1

ARTICLE II. FORMATION, NAME AND TERM	4
2.1	Formation	4
2.2	Name	4
2.3	Articles of Organization	4
2.4	Term	4

ARTICLE III. BUSINESS	5
3.1	Business of the Company	5
3.2	Principal Place of Business	5
3.3	Registered Office and Resident Agent	5
3.4	Restrictions on Investment and Competition	5

ARTICLE IV. MEMBERSHIP INTERESTS	5
4.1	Membership Interests	5
4.2	Voting	5

ARTICLE V. BOARD OF MANAGERS	6
5.1	General	6
5.2	Number of Managers	6
5.3	Term of Managers	6
5.4	Authority of Board of Managers	6
5.5	Indemnity of Managers	6
5.6	Resignation of Manager	6
5.7	Removal of Managers	6
5.8	Vacancies	7

ARTICLE VI. OFFICERS	7
6.1	General	7
6.2	Number and Election of Officers	7
6.3	Term of Officers	7
6.4	Authority of Officers	7
6.4.1	Chairman of the Board of Managers	7
6.4.2	Vice Chairman of the Board of Managers	7
6.4.3	President	8
6.4.4	Vice Presidents	8
6.4.5	Secretary	8
6.4.6	Treasurer	8
6.5	Indemnity of Officers	8
6.6	Resignation of Officers	9

6.7	Removal of Officers	9
ARTICLE VII. MEETINGS	9
7.1	Members	9
7.1.1	General	9
7.1.2	Meetings	9
7.1.3	Quorum; Required Vote	9
7.1.4	Action by Written Consent	9
7.1.5	Presence at Meeting	10
7.1.6	Records of Meetings	10
7.2	Board of Managers	10
7.2.1	General	10
7.2.2	Meetings	10
7.2.3	Quorum	10
7.2.4	Action by Written Consent	10
7.2.5	Presence at Meeting	10
7.2.6	Records of Meetings	10

ARTICLE VIII. BOOKS, RECORDS AND REPORTS	11
8.1	Books and Records	11
8.2	Tax Returns	11
8.3	Inspection of Records	11
8.4	Accounting Methods	11
8.5	Reports to Members	11

ARTICLE IX. COMPENSATION AND AGREEMENTS	11
9.1	Compensation	11
9.2	Operation	11

ARTICLE X. CAPITAL	12
10.1	Contributions to Company Capital	12
10.2	Withdrawal of Capital Contributions	12
10.3	Return of Contributions	12

ARTICLE XI. NET PROFITS, NET LOSSES AND DISTRIBUTIONS	12
11.1	Sharing of Net Profits and Net Losses	12
11.2	Qualified Income Offset	12
11.3	Minimum Gain Chargeback	12
11.4	Distributions	13
11.5	Distributions in Kind	13
11.6	Restrictions on Distributions	13
11.6.1 Statutory Restrictions	13
11.6.2 Contractual Restrictions	13

ARTICLE XII. ASSIGNABILITY	13
12.1	Limitation	13
12.2	Notice of Assignment or Transfer	14

12.3	Pledge of Interest	14

ARTICLE XIII. DISSOLUTION	14
13.1	Dissolution	14
13.2	Continuation of the Company	14
13.3	Liquidating Agent	14
13.4	Payment of Debts	14
13.5	Distributions on Membership Interests	14
(a) Sale or Distribution in Kind	14
(b) Liquidation	15
13.6	Dissolution	15

ARTICLE XIV. INCOME TAX STATUS, ALLOCATIONS

AND ELECTIONS	15
14.1	Partnership Treatment	15
14.2	Allocations	15
14.3	Section 754 Election	15
14.4	Allocations Upon Sale or Exchange	15
14.5	Tax Matters Manager	16

ARTICLE XV. MISCELLANEOUS	16
15.1	Withdrawal of a Member	16
15.2	Notices	16
15.3	Applicable Law.	16
15.4	Counterparts.	16
15.5	Pronouns	16
15.6	Further Assurances	16
15.7	Headings	16
15.8	Waivers	16
15.9	Rights and Remedies Cumulative	17
15.10	Severability	17
15.11	Successors and Assigns	17
15.12	Creditors	17

Beard Pinnacle, LLC

Operating Agreement

(Oklahoma)

THIS OPERATING AGREEMENT (the "Agreement") has been made and entered into as of the 10th day of June, 2004, by and between BEARD TECHNOLOGIES, INC. ("Beard"), an Oklahoma corporation, and those other Persons defined herein as “Members,” with reference to the following circumstances:

A.            Beard and such other Person or Persons who shall contribute to the Capital of the Company with the approval of the Board of Managers shall be the Members of the Company. Beard as the Initial Member has caused Beard Pinnacle, LLC (the “Company”) to be organized as an Oklahoma limited liability company.

ACCORDINGLY, for the purpose of forming a limited liability company and to prescribe the terms and conditions under which the Company will be governed, the parties have entered into this Agreement.

ARTICLE I

DEFINITIONS

1.1          Definitions. As used in this Agreement, the terms "Beard" and the “Company” shall have the meanings set forth above. In addition, the following terms shall have the meanings indicated:

"Accounting Period" - The twelve month period ending December 31 of each year.

"Act" - The Oklahoma Limited Liability Company Act, as amended from time to time.

“Additional Members” shall mean the Person or Persons admitted as Members of the Company following its organization on June 10, 2004.

"Affiliate" - Any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition the term "control" means either (i) the possession (directly or indirectly) of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise or (ii) a direct or indirect equity ownership interest of at least fifty percent (50%).

“Agreement” shall mean this Operating Agreement, as originally executed and as amended, modified, supplemented or restated from time to time.

“Articles of Organization” shall mean the Articles of Organization of the Company, as may be amended or supplemented from time to time, filed at the office of the Secretary.

“Beardco” shall mean The Beard Company, an Oklahoma corporation and the parent Company of Beard, which shall serve as the “Tax Matters Partner” for the Company.

"Board" - The Board of Managers of the Company.

"Board Approval" - The affirmative approval of at least a majority of all Managers comprising the entire Board of Managers of the Company.

"Board of Managers" - The Persons duly elected or appointed as Managers and their duly elected successors.

"Business Day" - A regular business day in Oklahoma City, Oklahoma, and which is not a Saturday, Sunday or legal holiday recognized in Oklahoma City, Oklahoma.

"Capital Accounts" - The accounts established on the books of the Company with respect to each Member, as described in Section 10.1.

(a)           Notwithstanding anything contained in this Agreement which might otherwise produce a conflicting result, Capital Accounts shall be maintained and adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv). In that regard, except to the extent modified by other provisions of this Agreement, the Capital Account of each Member shall be maintained and adjusted as follows:

(i)            It shall be credited with (1) the Capital Contribution of such Member, (2) such Member's distributive share of Net Profits, (3) the amount of any Company liabilities that are assumed by such Member and (4) any items in the nature of income or gain that are specially allocated pursuant to Sections 11.2 or 11.3 hereof; and

(ii)           It shall be debited with (1) the amount of cash and the fair market value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of liabilities securing such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (2) such Member's distributive share of Net Losses, and (3) the amount of any liabilities of such Member that are assumed by the Company.

(b)           In the event the Company Basis of its assets is adjusted in accordance with the provisions of this ARTICLE I, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss on such assets equal to the amount of such aggregate net adjustment.

(c) In the event an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, and to the extent such succession is necessary to maintain the Capital Accounts in compliance with applicable Treasury Regulations.

"Capital Contributions" - The amount of cash and fair market value of property contributed to the capital of the Company by Members (net of liabilities securing any contributed property that the Company is considered to assume or take subject to under Section 752 of the Code). The Capital Contribution of each Member is referred to as that Member's "Capital Contribution."

"Code" - The Internal Revenue Code of 1986, as amended.

"Company Basis" - In the case of an asset contributed by a Member to the Company, the fair market value of the asset on the date of contribution, as reasonably determined by the contributing Member and by Board Approval, less Depreciation thereafter taken with respect thereto, if any; in the case of any other asset, its adjusted basis for federal income tax purposes. The Company Basis of all Company assets shall be adjusted to equal their respective fair market values, as determined by Board Approval, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a minimal Capital Contribution; (ii) the distribution by the Company of more than a minimal amount of Company property other than money, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; and (iii) the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code. If the Company Basis of an asset has been adjusted as so provided, the Company Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

"Depreciation" - For each year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for the year, except that if the Company Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year, then the depreciation, amortization or cost recovery deduction with respect to such asset shall be an amount which bears the same ratio to such beginning Company Basis as federal income tax depreciation, amortization or other cost recovery deduction for the year bears to the beginning adjusted tax basis.

"Fair Market Value" - The Fair Market Value of any asset of the Company is the amount, determined in the sole discretion of the Managers of the Company, which a willing buyer would pay a willing seller for such asset if neither were under any compulsion to buy or sell, and both being fully informed.

“Initial Member” shall mean Beard, the organizer of the Company.

"Majority in Interest" - Reference to a Majority in Interest or any other specified percentage in Interest shall mean those Members who, at the time of determination thereof, have either a majority or the specified percentage, as the case may be, of the Capital Accounts of all Members.

"Majority Vote" - With respect to the Board of Managers, the affirmative vote of at least a majority of the number of Managers then serving on the Board of Managers and, with respect to Members, the affirmative vote by a Majority in Interest of all Members.

"Manager" - A Person elected or appointed to the Board of Managers.

"Members" - The parties to this Agreement who are the owners of Membership Interests, and any other Person who may be admitted as a Member pursuant to this Agreement.

"Membership Interests" - A Member's rights in the Company, collectively, including the Member's share of the Net Profits and Net Losses of the Company, the right to receive distributions of the Company's assets and the right to vote.

"Net Profits and Net Losses" - For each year, an amount equal to the Company's taxable income or loss for the year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (i) income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) shall be added to such income or loss, but income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i) shall be excluded; (ii) losses and deductions (or items thereof) described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), shall be included in determining such income or loss, but losses or deductions (or items thereof) described in Treasury Regulation Section 1.704-1(b)(4)(i) shall be excluded; (iii) any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss; (iv) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Company Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Company Basis; (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such year and (vi) items of income or gain which are specially allocated pursuant to Sections 11.2 or 11.3 shall not be taken into account in computing Net Profits or Net Losses.

"Officer" - An officer of the Company as provided for in ARTICLE VI of this Agreement.

"Person" - Any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, or other entity or organization.

"Sharing Ratios" - shall mean the percentages set forth adjacent to each Member’s name at “Sharing Ratios” of the Members as reflected on Exhibit A, attached hereto and made a part hereof, as amended from time to time.

ARTICLE II

FORMATION, NAME AND TERM

2.1          Formation. The Members agree to become members in a limited liability company under the provisions of this Agreement and the Act.

2.2	Name. The name of the Company shall be:

Beard Pinnacle, LLC

2.3          Articles of Organization. The Company shall file Articles of Organization as required by the Act to be effective as of June 10, 2004, and do all other things necessary to organize and continue a limited liability company under the Act.

2.4          Term. The term of this Agreement shall commence on June 10, 2004, Articles of Organization of the Company having been filed with the Oklahoma Secretary of State on June 10, 2004, and its term of existence shall be perpetual unless sooner terminated in the manner provided herein or by operation of law.

ARTICLE III

BUSINESS

3.1          Business of the Company. The business and purpose of the Company is to engage in the coal reclamation business and to engage in such other activities as are incidental thereto. The Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the Act as determined by the Board of Managers.

3.2          Principal Place of Business. The principal place of business of the Company shall be located at 5600 North May Avenue, Suite 320, Oklahoma City, Oklahoma 73112, or such other place as may be designated from time to time by the Board of Managers. At the principal place of business, the Company shall keep: (a) a current list of the full name and last known business address of each Member and Manager; (b) copies of records that would enable a Member to determine the relative voting rights of the Members, if needed; (c) copy of the Articles of Organization of the Company and any amendments thereto; (d) copies of the Company's federal, state and local income tax returns and reports, if any, for at least the three most recent years; (e) a copy of this Agreement and any amendments thereto; and (f) copies of any financial statements of the Company for the three most recent years and for such additional period or periods as the Managers may determine.

3.3          Registered Office and Resident Agent. The Company's registered office shall be located at 5600 North May Avenue, Suite 320, Oklahoma City, Oklahoma 73112, and the registered agent shall be Herb Mee, Jr., at that same address.

3.4          Restrictions on Investment and Competition. Neither the Members nor any Manager shall, merely by virtue of their respective interests in or positions with the Company, be in any way prohibited from possessing an interest in or restricted from engaging in any other business venture of any nature. Nevertheless, the members of the Board of Managers shall perform their duties as fiduciaries and in the best interest of the Company. In the event conflicts of interest arise, the Board of Managers shall use their best efforts to resolve such conflicts fairly as between those to whom conflicting duties are owed.

ARTICLE IV

MEMBERSHIP INTERESTS

4.1          Membership Interests. The Company shall be authorized to issue one class of Membership Interest, which shall be represented by a Member's Capital Account, whether residual or preferred, in the Company.

4.2          Voting. Each Member shall, at every meeting of the Members, be entitled to vote, in person or by proxy, based on the Member's Capital Account as a percentage of the total Capital Accounts of all Members as of the end of the Accounting Period preceding the date a vote is taken on a particular matter. Unless otherwise provided by law, no proxy shall be voted on after six (6) months from its date. Unless otherwise expressly provided herein, all matters which require approval or consent of the Members shall be decided by the affirmative vote or consent of a Majority in Interest of all Members.

ARTICLE V

BOARD OF MANAGERS

5.1          General. The business and affairs of the Company shall be managed and conducted by or under the direction of the Board of Managers. A Manager may, but need not be, a Member.

5.2          Number of Managers. The number of Managers which shall comprise the entire Board shall be determined by the Members. Initially, the number of Managers shall be three (3) and the initial Board of Managers shall be W. M. Beard, Herb Mee, Jr. and Philip R. Jamison.

5.3          Term of Managers. Each member of the Board of Managers shall be elected for a term of one year, and until his or her successor has been duly elected and shall have qualified, or until his or her earlier resignation or removal.

5.4          Authority of Board of Managers. The Board of Managers shall exercise control over all aspects of Company's business and affairs. The Board of Managers shall have full and complete authority and discretion to make any and all decisions concerning the business and affairs of the Company. The Board of Managers may, subject to the provisions of this Agreement, elect such Officers, and delegate such authority to such Officers, as the Board of Managers deems necessary or advisable, and in the best interests of the Company. Except as otherwise expressly provided herein, all actions and approvals by the Board of Managers shall be effected by a Majority Vote.

5.5          Indemnity of Managers. No Manager of the Company shall be liable, responsible or accountable for damages or otherwise to the Members or the Company for any acts taken or performed or for any omission to act, if such conduct does not constitute willful misconduct or recklessness. In any threatened, pending or completed action, suit or investigation in which any Manager of the Company was or is a party by virtue of his status as a Manager of the Company, the Company shall, solely from Company assets, indemnify the Manager of the Company against judgments, settlements, penalties, fines or expenses, including attorneys' fees, incurred by him in connection therewith, so long as his action or failure to act does not constitute willful misconduct, recklessness, a breach of loyalty, lack of good faith, intentional misconduct, knowing violation of law, or a transaction from which he derived an improper personal benefit. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights and remedies to which the Manager shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

5.6          Resignation of Manager. Any Manager may resign from the Board of Managers at any time by giving written notice to the Company. The resignation of any Manager shall take effect upon the receipt of notice or at such time as shall be specified in the notice. The acceptance of the resignation shall not be necessary to make it effective.

5.7          Removal of Managers. A Manager may be removed at any time, with or without cause, by a Majority Vote of the Members.

5.8          Vacancies. Any vacancy in the position of Manager may be filled by a Majority Vote of the Members.

ARTICLE VI

OFFICERS

6.1          General. The Board of Managers of the Company may elect such Officers of the Company as they deem necessary to enable the Company to effectively carry on the business of the Company, and comply with the provisions of this Agreement and the Act. The term "Officers" includes the Chairman of the Board of Managers, a president, one or more vice presidents, secretary, a treasurer and other Officers. Two or more offices may be held by the same person. Any Member or Manager may also be an Officer.

6.2          Number and Election of Officers. The number of Officers initially shall be seven (7). The persons listed below shall hold the offices set forth opposite their names:

Name	Office
W. M. Beard	Chairman
Herb Mee, Jr.	Vice Chairman
Philip R. Jamison	President
C. David Henry	Vice President
Mario Iozzi	Controller and Assistant Secretary
Rebecca G. Witcher	Secretary & Treasurer
Linda Shrum	Assistant Secretary

Officers shall be elected by a Majority Vote of the Board of Managers.

6.3          Term of Officers. Officers shall be elected for a term of one year, and until their successors are duly elected and have qualified or until their earlier resignation or removal.

6.4	Authority of Officers.

6.4.1      Chairman of the Board of Managers. The Chairman of the Board of Managers ("Chairman") must be a Manager. The Chairman shall preside at all meetings of the Board of Managers and of the Members. The Chairman shall possess the same power as the President including, without limitation, the power to sign all contracts, certificates and other instruments of the Company which may be authorized by the Board of Managers. During the absence or disability of the President, the Chairman shall exercise all powers and discharge the duties of the President. The Chairman shall also perform such other duties and may exercise such other powers as from time to time may be assigned to the Chairman by the Board of Managers and by this Agreement. The Chairman and the President may be the same person.

6.4.2 Vice Chairman of the Board of Managers. The Vice Chairman of the Board of Managers (“Vice Chairman”), if any, shall have such duties as shall be delegated to him by the Board of Managers or by the Chairman, and in the absence of the Chairman, he shall discharge the duties of the Chairman.

6.4.3      President. The President shall (a) supervise the overall business of the Company and shall direct the affairs and policies of the Company, subject to any directions which may have been given by the Board of Managers; (b) have the authority to designate the duties and powers of Officers of the Company so long as such designations are consistent with the laws of the State of Oklahoma, this Agreement and the directions of the Managers; and (c) have all other powers and all other duties as may be prescribed by the Board of Managers from time to time. Without limiting any of the foregoing, the President shall have the power to execute and deliver: (i) instruments of transfer of Company property; (ii) checks, drafts and other orders in payment of Company debts; (iii) promissory notes, mortgages, security agreements, assignment of leases and rents, financing statements, collateral agreements and other instruments of indebtedness of the Company for borrowed funds; (iv) deeds, contracts relating to the purchase or sale of property and other instruments; (v) leases and subleases; (vi) agreements relating to all types of agreements relating to the business of the Company, including those relating to financing and refinancing of Company indebtedness; (vii) loan commitments, loan agreements and related documents required by lenders in relation to the financing or refinancing of the business of the Company; and (viii) all other agreements, documents and instruments of any character relating to the business of the Company.

6.4.4      Vice Presidents. A Vice President shall perform such duties as may from time to time be assigned to him by the Managers or by the President. In the absence or inability to act of the President, the Vice President (or if there is more than one vice president, in the order designated by the Managers and, absent such designation, in the order of the first election to that office) may perform the duties and discharge the responsibilities of the President.

6.4.5      Secretary. The Secretary shall maintain the Company records and shall issue notice of, attend and record the meetings of Members and Board of Managers. He shall, in general, perform all duties incident to the office of Secretary and such other duties as may be assigned to him by the Board of Managers or by the President. Assistant secretaries, if any, shall have such duties as shall be delegated to them by the Secretary and, in the absence of the Secretary, the senior of them present shall discharge the duties of Secretary.

6.4.6      Treasurer. The Treasurer shall be responsible for (a) the custody and safekeeping of the funds and securities of the Company; (b) the receipt and deposit of monies paid to the Company; (c) as necessary or appropriate, the endorsement for collection on behalf of the Company of all checks, drafts, notes and other obligations payable to the Company; (d) the disbursement of funds of the Company under such rules as the Members or Board of Managers may from time to time adopt; (e) maintaining the general books of account of the Company; and (f) the performance of such further duties as are incident to the office of the Treasurer or as may be assigned to him by the Board of Managers or by the President. The assistant treasurer, if any, shall have such duties as shall be delegated to them by the Treasurer and, in the absence of the Treasurer, the senior one of them present shall discharge the duties of Treasurer.

6.5          Indemnity of Officers. No Officer of the Company shall be liable, responsible or accountable for damages or otherwise to the Members or the Company for any acts taken or performed or for any omission to act, if such conduct does not constitute willful misconduct or recklessness. In any threatened, pending or completed action, suit or investigation in which any Officer of the Company was or is a party by virtue of his status as an Officer of the Company, the Company shall, solely from Company assets, indemnify the Officer of the Company against judgments, settlements, penalties, fines or expenses, including attorneys' fees, incurred by him in connection therewith, so long as his action or failure to act does not constitute willful misconduct, recklessness, a breach of loyalty, lack of good faith, intentional misconduct, knowing violation of law, or transaction from which he derived an improper personal benefit. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights and remedies to which the Officer shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

6.6          Resignation of Officers. Any Officer may resign at any time by giving written notice to the Company. The resignation of any Officer shall take effect upon receipt of notice or at such time as shall be specified in the notice. The acceptance of the resignation shall not be necessary to make it effective.

6.7          Removal of Officers. An Officer may be removed at any time, with or without cause, by a Majority Vote of the Board of Managers.

ARTICLE VII

MEETINGS

7.1	Members.

7.1.1      General. Actions and decisions requiring the approval of the Members may be authorized or made either at a meeting of the Members, or by written consent without a meeting, as permitted herein.

7.1.2      Meetings. Meetings of Members may be called by the Chairman, or the Board of Managers and shall be called upon the request of any Member. Meetings may be called to consider approval of an action or decision under any provision of this Agreement by delivering to each Member notice of the time, place and purpose of the meeting at least seven (7) days before the day of the meeting. A Member may waive the requirement of notice of a meeting either by attending the meeting or executing a written waiver before or after the meeting.

7.1.3      Quorum; Required Vote. The owners of at least a Majority in Interest of the outstanding Membership Interests, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of the Members. Unless otherwise provided in this Agreement, the approval or consent of at least a Majority in Interest of all Members, shall be required for the approval or consent of the Members.

7.1.4      Action by Written Consent. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the requisite Members having not less than the minimum percentage of votes which would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. The Board of Managers may fix, in advance, the record date for determining the Members entitled to express consent to action in writing without a meeting. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

7.1.5      Presence at Meeting. Members may participate in a Meeting of the Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall be deemed presence in person at such meeting.

7.1.6      Records of Meetings. The Company shall maintain permanent records of all actions taken by the Members, including minutes of Company meetings, copies of actions taken by consent of such Members and copies of proxies.

7.2	Board of Managers.

7.2.1      General. Actions and decisions requiring the approval of the Board of Managers shall be authorized or made either by vote of the requisite number of Managers taken at a meeting of the Board of Managers, or by written consent without a meeting, as permitted herein. An annual meeting of the Board of Managers shall be held for the purpose of electing Officers, to review the activities of the Company, and for other proper purposes.

7.2.2      Meetings. Meetings of the Board of Managers may be called by the President and shall be called upon the request of two (2) or more Managers. Meetings may be called to consider approval of an action or decision under any provision of this Agreement by delivering to each Manager notice of the time, place and purpose of the meeting at least seven (7) days before the day of the meeting. A Manager may waive the requirement of notice of meeting either by attending the meeting or executing a written waiver before or after the meeting.

7.2.3      Quorum. A majority of all Managers, excluding any vacancies, shall constitute a quorum for the transaction of business at any meeting of the Board of Managers. Unless otherwise provided in this Agreement, actions taken pursuant to a Majority Vote of the Managers shall be deemed the act of the Board of Managers.

7.2.4      Action by Written Consent. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting, without prior notice and without a vote, if consent in writing, setting forth the action so taken, shall be signed by all of the Managers, and such written consent is filed with the minutes of the proceedings of the Board of Managers.

7.2.5      Presence at Meeting. Managers may participate in a meeting of the Board of Managers by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall be deemed presence in person at such meeting.

7.2.6      Records of Meetings. The Company shall maintain permanent records of all actions taken by the Board of Managers, including minutes of meetings of Managers and copies of actions taken by consent of the Board of Managers.

ARTICLE VIII

BOOKS, RECORDS AND REPORTS

8.1          Books and Records. The Board of Managers shall cause adequate books and records to be kept of all Company affairs. The Board of Managers shall be responsible for the preparation and maintenance of books and records, as well as for the preparation and delivery of reports and tax information to the Members as provided herein.

8.2          Tax Returns. In order to enable the Members to prepare their federal income tax returns with respect to Company affairs, the Board of Managers shall furnish the Members an informational return as promptly as practicable.

8.3          Inspection of Records. All Company books and records shall be open to inspection and copying by the Members or their authorized representatives at all reasonable times.

8.4          Accounting Methods. The Company shall adopt the accrual method of accounting. At all times during the continuance of the Company, the President shall keep or cause to be kept full and true books of account in which shall be entered fully and accurately each transaction of the Company.

8.5          Reports to Members. The President shall deliver to the Members quarterly within 45 days after the end of each quarter and annually for each Accounting Period within 90 days after the end of each Accounting Period financial statements as of the end of and for each quarter (the "Interim Report") and fiscal year (the "Annual Report"), including a balance sheet and statements of income and Member's equity, prepared in accordance with generally accepted accounting principles, consistently applied.

ARTICLE IX

COMPENSATION AND AGREEMENTS

9.1	Compensation.

(a)           Managers. No salary or other fee shall be payable to a Manager in his capacity as Manager with respect to services rendered to the Company. A Manager shall be entitled to reimbursement for expenses incurred on behalf of the Company and in furtherance of its business.

(b)           Officers. Officers of the Company shall be paid reasonable compensation to the extent authorized by the Board of Managers.

9.2          Operation. All costs and expenses of the Company, including, formation costs, debt service, taxes, utilities, legal and accounting fees, insurance premiums and every other cost or expense incurred by it shall be paid from Company funds.

ARTICLE X

CAPITAL

10.1        Contributions to Company Capital. Effective as of June 10, 2004, Beard has contributed cash in the amount of $100 as its initial Capital Contribution to the Company and has been admitted as the Initial Member. Beard may also increase its Capital Contribution as Additional Members are admitted to the Company. An additional Person or Persons may be admitted as Additional Members and become parties to this Agreement by (i) contributing to the Company cash in the amount set forth adjacent to the Member’s name on Exhibit B attached hereto and made a part hereof and (ii) executing a counterpart of this Agreement. No member may contribute to the Capital of the Company without the approval of the Board of Managers; provided, however, Beard may make contributions to the capital of the Company from time to time as reasonably necessary for working capital without the Board’s approval.

10.2        Withdrawal of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to (a) withdraw its Capital Contribution; (b) demand or receive property other than cash in return for its contribution; or (c) receive priority over any other Member as to the return of Capital Contributions or as to Net Profits, Net Losses, or distributions.

10.3        Return of Contributions. No Member, Manager or Officer shall be personally liable for the return of any Capital Contributions of any Member. Any return of Capital Contributions shall be made solely from the assets of the Company.

ARTICLE XI

NET PROFITS, NET LOSSES AND DISTRIBUTIONS

11.1       Sharing of Net Profits and Net Losses. All Net Profits and Net Losses for any Accounting Period shall be allotted to the Capital Accounts of the Members in their Sharing Ratios.

11.2        Qualified Income Offset. In the event any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) (4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member's Capital Account as quickly as possible. This Section 11.2 is intended to constitute a "qualified income offset" under Treasury Regulation 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

11.3        Minimum Gain Chargeback. In the event there is a net decrease in Company minimum gain in any year, each Member will be allocated items of income and gain for the year equal to that Member's share of the "net decrease in Partnership minimum gain" (within the meaning of Treasury Regulation Section 1.704-2(g)(2)). The amount of the Company's minimum gain shall be determined as provided in Treasury Regulation Section 1.704-2(d) and a Member's share of Company minimum gain shall be determined as provided in Treasury Regulation Section 1.704-2(g)(1). This provision is intended to comply with the minimum gain chargeback provisions of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

11.4        Distributions. Subject to the restrictions of Section 11.6 hereof and the provisions of ARTICLE XIII hereof, relating to the dissolution and liquidation of the Company, the Managers shall cause the Company to distribute to each Member within seventy-five (75) days following the end of each fiscal year, an amount equal to such Member’s allocable share of the Company’s Net Profits for such year, multiplied by the highest federal income tax rate in effect for such year. Distributions shall be made in the sole and exclusive discretion of the Managers. When made, distributions before Payout shall be made solely to Beard and after Payout, distributions shall be made to all Members in the ratio of their Capital Accounts determined at the time of the distribution.

11.5        Distributions in Kind. In the event of any nonliquidating distribution of property in kind, the distributed property shall be treated as if sold for its fair market value during the year in which the property is distributed, as reasonably determined by the Board of Managers, and the Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would have been realized on the books of the Company had the property been sold for its fair market value and the proceeds received.

11.6	Restrictions on Distributions.

11.6.1    Statutory Restrictions. No distribution from the Company to a Member may be made if, after giving effect to the distribution, the Company would not be able to pay its debts as they become due in the usual course of business or the fair market value of the Company's total assets would be less than the sum of its total liabilities.

11.6.2    Contractual Restrictions. No distributions shall be made by the Company or any fund therefor be established by the Company at such time as the terms and provisions of any loan agreement or any similar agreement to which the Company is then a party and which is then in effect, specifically prohibit such distribution or establishment of such fund, or would constitute a breach thereof or a default (or event which with notice or the passage of time, or both, could become an event of default) thereunder.

ARTICLE XII

ASSIGNABILITY

12.1        Limitation. The interest of a Member is not transferable except to another Member or an affiliate of a Member. Members may assign their interests in whole or in part, however, the assignee shall not be entitled to participate in the management or affairs of the Company or to become or exercise any rights or powers of a Member. Subject to the provisions of Section 12.2 below, an assignee of a membership interest shall be entitled to receive any distribution to which the assignor was entitled to the extent assigned. The Board of Managers may admit any assignee of a membership interest as a Member, but it shall be under no obligation to do so. Unless the assignee of a membership interest becomes a Member by virtue of that interest, the assignor continues to be a member and to have the power to exercise any rights of a Member. The Board of Managers may remove any Member who assigns all of his membership interest in the Company as a member of the Company but such removal, by itself, shall not cause the assignee to become a Member.

12.2        Notice of Assignment or Transfer. Neither the Company nor the Managers shall be bound either to acknowledge or to recognize in any way the assignment or transfer of any interest herein until the Managers shall have actual notice thereof, nor thereafter until the Managers have been furnished with such reasonable written proof of such assignment or transfer as they may demand.

12.3        Pledge of Interest. The share or interest of any Member may be pledged, mortgaged or hypothecated in good faith without the intention to evade or avoid the provisions of this Article XII.

ARTICLE XIII

DISSOLUTION

13.1        Dissolution. In the event of (a) the bankruptcy or adjudication of insolvency of any Member (a "Triggering Event"), (b) the unanimous written consent of all Members or (c) the Majority Vote of the Board of Managers, the Company shall be dissolved and terminated.

13.2        Continuation of the Company. The occurrence of a Triggering Event shall not result in dissolution of the Company if the remaining Members unanimously consent in writing, within ninety (90) days after the Company receives actual notice of any such event, to continue the business of the Company, and there are at least two remaining Members.

13.3        Liquidating Agent. Upon dissolution of the Company, the Board of Managers shall act in liquidation of the Company. The Board of Managers may, in their discretion, sell the assets of the Company or they may distribute all or any part of the assets in kind. Should the Board of Managers elect to distribute assets in kind, the assets shall be treated as if sold for their respective Fair Market Values during the year in which the assets are distributed, as reasonably determined by the Board of Managers, and the Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would have been realized had the assets been sold for their respective Fair Market Values and the proceeds received, it being intended that no different treatment of a Member shall result from a decision to distribute assets in kind rather than to sell assets. Net Profits and Net Losses realized during liquidation shall be credited and charged to the Members in the same shares and proportions as if realized during the year in which liquidation occurs.

13.4        Payment of Debts. Upon dissolution of the Company, the debts and obligations of the Company shall be paid and discharged or adequate provision made therefor. For the purposes of this paragraph, the Capital Accounts of the Members shall not be considered debts or obligations of the Company.

13.5	Distributions on Membership Interests.

(a)   Sale or Distribution in Kind. After payment of all debts and obligations of the Company as provided in Section 13.4 hereof, or after the establishment of an adequate reserve therefor, the Managers may, in their discretion, elect to sell all remaining assets owned by the Company or they may distribute the assets in kind on the basis of their fair market value at the time of distribution. Should an election be made upon dissolution to distribute Company assets in kind, then they shall be treated as sold for fair market value as determined by the Managers during the Accounting Period in which the assets are distributed. The determination of fair market value by the Managers shall be binding on all parties. The Capital Accounts of the Members shall be adjusted, in the manner specified in Section 11.1 hereof, to reflect any gain or loss which would have been realized had such assets been sold for the fair market value thereof and the proceeds received, it being intended that no different treatment of a Member shall result from a decision to distribute assets in kind rather than to sell the same prior to termination.

(b)   Liquidation. Subject to the provisions of paragraph (a) above, distributions in liquidation of the Company, whether in cash or in kind, shall be made to the Members in the ratio of their capital accounts..

13.6        Dissolution. Upon completion of the liquidation and winding up of the affairs of the Company, the Company shall be dissolved. The Board of Managers shall take such action as may be necessary to dissolve the Company.

ARTICLE XIV

INCOME TAX STATUS, ALLOCATIONS AND ELECTIONS

14.1        Partnership Treatment. The Company shall elect to be treated as a partnership for federal income tax purposes.

14.2        Allocations. All items of Company income, gain, loss, deduction or credit shall be allocated to the Members in the manner in which such items are shared according to ARTICLE XI. In all events, the Members' distributive shares of depreciation, amortization, and gain or loss, as computed for federal income tax purposes, with respect to property contributed to the Company, or with respect to Company property which is revalued in accordance with this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(f), shall be determined so as to take into account the variation between the adjusted tax basis and book value of the property as provided in Section 704(c) of the Code. Where the Treasury Regulations provide alternative methods for computing income, gain, loss, or deduction for such purposes, the Managers shall, except as specifically set forth herein, select the method which they determine, in their reasonable judgment, to be the most appropriate for the Company and the Members.

14.3        Section 754 Election. If an interest in the Company is transferred, or distribution of Company property is made to a Member, the Company may, in the discretion of the Managers, file an election pursuant to Section 754 of the Code to cause the basis of Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. The transferee Member shall reimburse the Company for all accounting expenses incurred by the Company as a result of such election.

14.4        Allocations Upon Sale or Exchange. If a Member sells, exchanges or liquidates all or part of his interest in the Company, the Member's distributive share of Company income, gain, loss, deduction or credit for the period ending with such sale, exchange or liquidation shall be determined pursuant to any method allowed or permitted under Section 706 of the Code, as determined by the Board of Managers. The transferor shall reimburse the Company for any expenses incurred by the Company in determining the distributive share of the transferor. Each Member agrees to execute such consents or estimates as may be deemed necessary by the Board of Managers in connection with such election.

14.5        Tax Matters Manager. Beardco shall serve as "Tax Matters Partner" within the meaning of Section 6231(a)(7) of the Code. Beardco shall have all of the powers and duties expressly conferred on the "Tax Matters Partner" by the Code, as well as those powers and duties that are necessary and proper for the exercise of the "Tax Matters Partner's" express powers and duties under the Code.

ARTICLE XV

MISCELLANEOUS

15.1        Withdrawal of a Member. A Member may not withdraw as a Member without obtaining the prior written consent of all the remaining Members.

15.2        Notices. Except as provided otherwise in this Agreement, any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered personally, sent by facsimile transmission, or sent by first class mail, postage prepaid, to the Member at his address on the records of the Company.

15.3        Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

15.4        Counterparts. This Agreement may be executed in any number of counterparts, any one of which shall be considered an original. All counterparts shall constitute one agreement and shall be binding upon and inure to the benefit of each party who executes any counterpart, or any signature page which is, on its face, intended to be attached to such a counterpart, and upon his heirs, personal representatives and permitted assigns.

15.5        Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require, unless the context clearly indicates otherwise.

15.6        Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do other acts and things, as may be required by law, or as may in the judgment of the Managers be necessary or advisable to carry out the intents and purposes of this Agreement.

15.7        Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

15.8        Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

15.9        Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

15.10      Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

15.11 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.

15.12      Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

EXECUTED the day and year first written above.

Initial Member:	BEARD TECHNOLOGIES, INC.

	By	/s/ Herb Mee, Jr.
Herb Mee, Jr., Vice President

Tax Matters Partner:	THE BEARD COMPANY

	By	/s/ W.M. Beard
W.M. Beard, Chairman of the Board

Additional Members:

Exhibit A

Sharing Ratios

Member	Sharing Ratio

Beard Technologies, Inc.	100%

Exhibit B

Initial Capital Contributions

Member	Contribution Amount

Beard Technologies, Inc.	$100